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PRIVILEGED AND CONFIDENTIAL                                       PRESS RELEASE
ATTORNEYS' WORK PRODUCT


                        HORNBECK OFFSHORE SERVICES, INC.
                         ADOPTS STOCKHOLDER RIGHTS PLAN


FOR IMMEDIATE RELEASE - GALVESTON, TEXAS


HOUSTON, TX (June 20, 1995) -- Hornbeck Offshore Services, Inc. today announced that its Board of Directors has adopted a Stockholder Rights Plan designed to assure that all stockholders receive fair treatment in the event of any takeover. The key provision of the Stockholder Rights Plan is a mechanism that will distribute for each outstanding share of the Company's common stock one Right that becomes exercisable upon certain triggering events. Each Right will entitle the holder to buy one one-hundredth of a share of the Company's Series B Junior Participating Preferred Stock, for an exercise price of $60.00. The Rights will be distributed to stockholders of record on July 5, 1995.

The Rights will trade with the Company's common stock until exercisable. The Rights will not be exercisable until ten business days following a public announcement that a person or group has acquired 20% of the Company's common stock or until ten business days after a person or group begins a tender offer that would result in ownership of 20% of the Company's common stock, subject to certain extensions by the Board.

If an acquiror becomes a 20% holder of the Company's common stock, the Rights "flip in" and become Rights to buy the Company's common stock at a 50% discount, and Rights owned by that acquiror become void. If the Company is merged and its common stock is exchanged or converted, or if 50% or more of the Company's assets or earning power is sold or transferred, the Rights "flip over" and entitle the holders to buy shares of the acquiror's common stock at a 50% discount. A tender or exchange offer for all outstanding shares of the Company's common stock at a price and on terms determined to be fair and otherwise in the best interests of the Company and its stockholders by a majority of the Company's continuing directors will not trigger either the flip-in or flip-over provisions.

The Rights may be redeemed by Hornbeck Offshore Services, Inc. for $.0l per Right at any time until ten business days following the first public announcement that an acquiror has acquired the level of ownership that "triggers" the Rights Plan. The Rights extend for ten years and will expire on June 20, 2005.
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Commenting on the Rights Plan, Larry D. Hornbeck, the Chairman of the Board,
President and Chief Executive Officer of Hornbeck Offshore Services, Inc., said that the Board of Directors is not aware of any effort to acquire control of the Company.

The Board of Directors believes that the rights plan represents a sound and reasonable means of safeguarding the interest of stockholders. Mr. Hornbeck said the plan is similar to those adopted by a number of other companies following favorable rulings by courts in various jurisdictions, including the Delaware Supreme Court.

Hornbeck and its subsidiaries and affiliates own, manage and/or have an interest in and operate a diversified fleet of 91 vessels primarily serving the oil and gas industry. The fleet consists of supply, tug supply, crew, safety standby and specialty service vessels with 62 units in the Gulf of Mexico and 29 in the North Sea. The Company maintains offices in Galveston, Texas and Morgan City, Louisiana, with affiliated offices in Aberdeen, Scotland and Douglas, Isle of Man. The Company's common stock is traded on The Nasdaq National Market under the symbol "HOSS."

For additional information, contact Hornbeck's corporate offices at (409) 744-9500 or (713) 488-0067.




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